Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
PRIVIA HEALTH GROUP, INC.
Privia Health Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Corporation was originally incorporated under the name “PH Group Parent Corp.” on August 10, 2016, and that its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The Corporation further certifies that this Second Amended and Restated Certificate of Incorporation (the “Charter”) restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware. This Charter has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Law”).
ARTICLE 1.
NAME
The name of the Corporation is Privia Health Group, Inc.
ARTICLE 2.
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE 3.
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.
ARTICLE 4.
CAPITAL STOCK
(A)Authorized Shares
1.Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
2.Preferred Stock. The Board of Directors (the “Board”) is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution

Exhibit 3.1

or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
(B)Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Charter (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Charter (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.
ARTICLE 5. BYLAWS
The Board shall have the power to adopt, amend or repeal any provision of the Bylaws of the Corporation (as amended, modified, or supplemented, the “Bylaws”). The stockholders of the Corporation may adopt, amend, or repeal any provision of the Bylaws with the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE 6.
BOARD OF DIRECTORS
(A)Power of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board.
(B)Number of Directors. The Board shall fix the number of directors that constitute the whole Board in the manner provided in the Bylaws.
(C)Election of Directors.
1.The Board (other than Preferred Stock Directors, if any) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, or removal. In the event of any change in the number of directors, the Board

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shall apportion any newly created directorships among, or reduce the number of directorships in, such

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class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
2.There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
(D)Vacancies. Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.
(E)Removal. Except for Preferred Stock Directors (as defined below), any Director or the entire Board may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
(F)Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors (the “Preferred Stock Directors”), the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board pursuant to ARTICLE 4(A) hereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.
ARTICLE 7.
MEETINGS OF STOCKHOLDERS
(A)Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.
(B)Special Meetings. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or (2) by or at the direction of the Chairman or the Chief Executive Officer. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
(C)No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special

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meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

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ARTICLE 8.
INDEMNIFICATION
(A)Limited Liability. To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware Law.
(B)Right to Indemnification.
1.Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE 8 shall be a contract right.
2.The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.
(C)Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(D)Nonexclusivity of Rights. The rights and authority conferred in this ARTICLE 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(E)Preservation of Rights. Neither the amendment nor repeal of this ARTICLE 8, nor the adoption of any provision of this Charter or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

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ARTICLE 9.
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders,
(iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Charter or the Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The preceding sentence of this ARTICLE 9 shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE 9.
ARTICLE 10. AMENDMENTS
The Corporation reserves the right to amend this Charter in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 22nd day of May, 2024.
Privia Health Group, Inc., a Delaware corporation

By:    /s/ Edward C. Fargis Name: Edward C. Fargis
Title: Executive Vice President & General Counsel

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